EXECUTION COPY

CONSENT AND AMENDMENT NO. 6
TO SECOND AMENDED AND
RESTATED CREDIT AGREEMENT

THIS CONSENT AND AMENDMENT NO. 6 (this “Amendment No. 6”) is entered into as of June 26, 2009, by and among STANDARD MOTOR PRODUCTS, INC., a New York corporation (“SMP”), STANRIC, INC., a Delaware corporation (“SI”), MARDEVCO CREDIT CORP., a New York corporation (“MCC”; and together with SMP and SI, each individually, a “Borrower, and collectively, “Borrowers”), SMP MOTOR PRODUCTS LTD., a corporation amalgamated under the laws of Canada (“SMP Canada”; and together with Borrowers, each a “Credit Party”, and collectively, “Credit Parties”), lenders who are party to the Credit Agreement (“Lenders”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, for itself, as Lender, and in its capacity as Agent for Lenders (“Agent”), BANK OF AMERICA, N.A., for itself, as Lender, and as a Co-Syndication Agent, WACHOVIA BANK, N.A., for itself, as Lender, and as a Co-Syndication Agent and JP MORGAN CHASE BANK, N. A., for itself, as a Lender, and as Documentation Agent.

BACKGROUND

Borrowers, Agent and Lenders are parties to a Second Amended and Restated Credit Agreement dated as of March 20, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.

Borrowers have requested that Agent and Lenders make certain amendments to the Loan Agreement, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrowers by Agent and Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

2.           Amendment to Loan Agreement. Subject to satisfaction of the conditions precedent set forth in Section 4 below, the Loan Agreement is hereby amended as follows:

(a)           Annex A is amended as follows:

(i)           The following defined terms are added in their appropriate alphabetical order:

(A)           “Amendment No. 6” means that certain Consent and Amendment No. 6 to Second Amended and Restated Credit Agreement dated as of June 26, 2009 by and among SMP, SI, MCC, SMP Canada, Agent, and the Lenders party thereto.

(B)           “Amendment No. 6 Effective Date” means the date on which the conditions precedent set forth in Section 4 of Amendment No. 6 are satisfied.

(C)           “Auto Supplier Accounts” means the Accounts sold by any Borrower in connection with an Auto Supplier Program to a special purpose vehicle that is an Affiliate of an Account Debtor.

(D)           “Auto Supplier Program” means a program, pursuant to which a Borrower sells Auto Supplier Accounts at a discount to a special purpose vehicle that is an Affiliate of an Account Debtor, which program is (w) established by the United States Department of the Treasury to support suppliers to the United States automobile industry, (x) administered by a financial institution acceptable to Agent in its sole discretion, and (y) on terms and conditions satisfactory in all respects to Agent in its sole discretion.

(E)           “Bank Product Agreement” means, collectively, any of the following financial accommodations or similar agreement entered into by any Borrower or any of its Subsidiaries under which the counterparty of such agreement is (or at the time such agreement was entered into, was) a Lender or an Affiliate of a Lender: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, or (e) cash management, including controlled disbursement accounts or services and Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system.

(F)           “Excluded Real Property” means the Real Estate located in Disputanta, Virginia; Greenville, South Carolina; Edwardsville, Kansas; Independence, Kansas; and Mishawaka, Indiana.

(G)           “New Subordinated Debt” means the Subordinated Debt issued pursuant to the New Indenture.

(H)            “2011 Note Purchase Agreement” means that certain Note Purchase Agreement, by and among SMP and the purchasers listed therein, pursuant to which SMP shall issue the 2011 Unsecured Notes, which 2011 Note Purchase Agreement shall be in form and substance satisfactory to Agent in its sole discretion.

(I)           “2011 Note Purchase Agreement Reserve” means a reserve which (i) during the period October 15, 2010 through November 14, 2010 equals one-sixth of the aggregate principal amount of the 2011 Unsecured Notes, (ii) during the period November 15, 2010 through December 14, 2010 equals one-third of the aggregate principal amount of the 2011 Unsecured Notes, (iii) during the period December 15, 2010 through January 14, 2011 equals one-half of the aggregate principal amount of the 2011 Unsecured Notes, (iv) during the period January 15, 2011 through February 14, 2011 equals two-thirds of the aggregate principal amount of the 2011 Unsecured Notes, (v) during the period February 15, 2011 through March 14, 2011 equals five-sixths of the aggregate principal amount of the 2011 Unsecured Notes, and (vi) on and after March 15, 2011 equals one hundred percent (100%) of the aggregate principal amount of the 2011 Unsecured Notes, in each case less the aggregate face amount of any notes issued under the 2011 Note Purchase Agreement which may be repurchased or redeemed as provided herein, but in no event may the amount of the 2011 Note Purchase Agreement Reserve be less than zero ($0).

(J)           “2011 Unsecured Debt” means Indebtedness of SMP evidenced by the 2011 Unsecured Debt Documents.

(K)           “2011 Unsecured Debt Documents” means the 2011Unsecured Notes and the 2011 Note Purchase Agreement.

(L)           “2011 Unsecured Notes” means those certain 15% unsecured promissory notes due 2011 to be issued by SMP in an aggregate principal amount not less than $4,000,000 pursuant to the 2011 Note Purchase Agreement, which 2011 Unsecured Notes shall be in form and substance satisfactory to Agent in its sole discretion and subordinate to the Obligations under the Agreement on the same terms as the New Subordinated Debt.

(ii)           Each of the following defined terms is amended as follows:

(A)           The definition of “Borrowing Availability” is amended by adding “, the 2011 Note Purchase Agreement Reserve” in clause (y) following the words “the Canadian Reserve”.

(B)           The definition of “Borrowing Availability Reserve” is amended and restated as follows:

“Borrowing Availability Reserve” means a reserve equal to the amount of $15,000,000, except that (a) effective as of the Convertible Debt Redemption Date, the amount of the Borrowing Availability Reserve shall be $10,000,000 and (b) at any time, for purposes of calculating Borrowing Availability under Section 6.1(vi)(x) and Section 6.2(b)(x), (g)(x) and (h)(x), the amount of the Borrowing Availability Reserve shall be deemed to be $0.”

(C)           The definition of “Commitment” is amended and restated as follows:

“Commitment” means (i) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances or incur Letter of Credit Obligations as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (ii) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be One Hundred Ninety Million Dollars ($190,000,000) as such amount may be adjusted, if at all, from time to time in accordance with the Agreement including, without limitation, Section 1.18 hereof.”

(D)           The definition of “Commitment Termination Date” is amended by amending and restating clause (a) thereof as follows: “(a) March 20, 2013”.

(E)           The definition of “Convertible Debt Refinancing” is amended in its entirety as follows:

“Convertible Debt Refinancing” means any refinancing of, or amendment or modification to (including, without limitation, extending the maturity date thereof), all or any portion of the existing Subordinated Debt under the Indenture, but shall not mean (x) any exchange of the New Subordinated Debt for any existing Subordinated Debt, (y) any refinancing of the existing Subordinated Debt with the proceeds of the 2011 Unsecured Notes or Advances, or (z) any refinancing of the New Subordinated Debt or the 2011 Unsecured Notes with the proceeds of Advances.”

(F)           The definition of “Eligible Real Estate” is amended by adding the following at the end of the first sentence thereof:

“Notwithstanding the foregoing to the contrary, “Eligible Real Estate” shall not include any Excluded Real Property that is subject to a sale leaseback agreement pursuant to Section 6.12.

(G)           The definition of “Excess Formula Availability” is amended by adding “, the 2011 Note Purchase Agreement Reserve” following the words “Indenture Maturity Reserve”.

(H)           The definition of “Fixed Charges” is amended by amending and restating the last sentence thereof as follows:

“Notwithstanding anything herein to the contrary, Fixed Charges specifically exclude payments made in connection with (a) repayments and/or redemptions on the applicable scheduled maturity date of (i) the Subordinated Debt under the Indenture, (ii) the New Subordinated Debt under the New Indenture and  (iii)  the 2011 Unsecured Notes and  (b) payments made by SMP to Wells Fargo Bank N.A. pursuant to the terms of the mortgage encumbering the Real Estate located in Long Island City, New York.”

(I)           The definition of “Index Rate” is amended and restated as follows:

“Index Rate” means, for any day, a floating rate equal to the highest rate of the following three rates set forth in clauses (i), (ii) and (iii): (i) the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the rate publicly quoted from time to time as the “prime rate” by another national publication selected by Agent in its sole discretion), (ii) the Federal Funds Rate plus 300 basis points per annum and (iii) the sum of (A) the LIBOR Rate for a three month LIBOR Period determined on the second full LIBOR Business Day next preceding the first day of such LIBOR Period plus (B) the excess of the Applicable Revolver LIBOR Margin over the Applicable Revolver Index Margin.  Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

(J)           The definition of “LIBOR Rate” is amended and restated as follows:

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Agent equal to the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London, England time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (or if no such offered rate exists, such rate will be the rate of interest determined from such other reporting service or other information as shall be mutually acceptable to Agent and Borrowers); provided that at no time shall the LIBOR Rate be less than the LIBOR Rate for a three month LIBOR Period determined on the second full LIBOR Business Day next preceding the first day of such LIBOR Period.”

(K)           The definition of “New Indenture Maturity Reserve” is amended by adding the following at the end of the first sentence: “, in each case less the aggregate face amount of any debentures issued under the New Indenture which may be repurchased or redeemed as provided herein, but in no event may the amount of the New Indenture Maturity Reserve be less than zero ($0).”

(L)           The definition of “Rate Protection Agreement” is amended and restated as follows:

“Rate Protection Agreement” means, collectively, (a) any interest rate swap, cap, collar, credit, commodity, floor, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or similar agreement entered into by any Borrower or any of its Subsidiaries under which the counterparty of such agreement is (or at the time such agreement was entered into, was) a Lender or an Affiliate of a Lender or (b) any Bank Product Agreement entered into by any Borrower or any of its Subsidiaries under which the counterparty of such agreement is (or at the time such agreement was entered into, was) a Lender or an Affiliate of a Lender, but only to the extent that the aggregate amount of the outstanding obligations under such Bank Product Agreement shall not exceed $5,000,000 at any one time (it being understood that such amount up to $5,000,000 shall constitute a Rate Protection Agreement and such amount in excess thereof shall not constitute a Rate Protection Agreement).  For the avoidance of doubt, “Rate Protection Agreement” shall not include any interest rate swap, cap, collar, credit, commodity, floor, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or similar agreement  arranged by GE Capital and supported by a  Swap Related L/C.”

(M)           The definition of “Reserves” is amended by adding to clause (d) thereof immediately following “the Indenture Maturity Reserve” the phrase “, the 2011 Note Purchase Agreement Reserve”.

(N)           The definition of “Subordinated Debt Documents’ is amended and restated as follows:

“Subordinated Debt Documents” means, jointly and severally, the Indenture, the New Indenture and the 2011 Unsecured Debt Documents.

(b)           The second Recital is amended and restated as follows:

“WHEREAS, Borrowers have requested that Lenders (i) amend and restate the Original Credit Agreement and (ii) extend revolving credit facilities to Borrowers of up to One Hundred Ninety Million Dollars ($190,000,000) in the aggregate (plus an optional Fifty Million Dollar ($50,000,000) accordion facility) for the purpose of (a) providing working capital financing for the general corporate purposes of Borrowers and (b) providing funds for other purposes permitted hereunder; including, without limitation, the refinancing, repurchase and/or redemption of Subordinated Debt, and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrowers of up to such amount upon the terms and conditions set forth herein; and”

(c)           Section 1.1(a)(i) is amended by adding the following at the end thereof:

“Notwithstanding the foregoing to the contrary, in the event that Borrower Representative shall send notice to Agent (or one of Agent’s representatives identified on Schedule 1.1) that it requests a Revolving Credit Advance at any time that the aggregate daily Borrowing Availability for all Borrowers (after giving effect to such Advance) for any day is $20,000,000 or less, then Borrowers shall submit, together with such notice, evidence that Borrowers are in compliance with the Fixed Charge Coverage Ratio required under item 1(a) of Annex G, which evidence shall consist of the most recent monthly financial statements already delivered to Agent pursuant to item (a) of Annex E for the twelve month period then ended; provided, however that if such notice shall be delivered at any time during the period commencing on the Closing Date and ending December 31, 2009, such evidence shall consist of the most recent monthly financial statements already delivered to Agent pursuant to item (a) of Annex E during such year.”

(d)           Section 1.3 is amended as follows:

(1) Clause (b)(ii) is amended by adding immediately following “any asset disposition (excluding proceeds of asset dispositions permitted by Section 6.8(a))” the phrase “, any sale leaseback permitted by Section 6.12”; and

(2) the first sentence of clause (c) is amended by amending and restating the eight and ninth priorities thereof as follows:

“eighth, to any Rate Protection Obligations and Swap Related Reimbursement Obligations which may be due and payable by such Borrower, ratably in proportion to the aggregate amounts owed as to each Rate Protection Obligation and unpaid Swap Related Reimbursement Obligation, as applicable, until the same have been paid in full; and ninth, to any Rate Protection Obligations and unpaid Swap Related Reimbursement Obligations which may be due and payable by each other Borrower, ratably in proportion to the aggregate amounts owed as to each such Rate Protection Obligation and Swap Related Reimbursement Obligation, as applicable, until the same have been paid in full.”

(e)           Section 1.5(a)(ii) is amended by amending and restating the second paragraph and the grids therein as follows:

“Commencing on the Amendment No. 6 Effective Date, the Applicable Revolver Index Margin shall be 2.50%, the Applicable Revolver LIBOR Margin shall be 4.00%, the Applicable Unused Line Fee Margin shall be 0.75%, and the Applicable L/C Fee Margin shall be 4.00%; provided, however that upon the occurrence of the Convertible Debt Refinancing Date, the Applicable Margins shall be set at Level II of the Applicable Margin Grid set forth below, and commencing at the end of each Fiscal Quarter thereafter and in accordance with clause (iii) below, the Applicable Margins shall be subject to adjustment (up or down) prospectively based on Borrower’s consolidated Excess Formula Availability for the four Fiscal Quarters then ended, each in accordance with the following grids, which will be in effect on and after the Amendment No. 6 Effective Date:

If Excess Formula Availability is:	Level of Applicable Margins
<$40 Million	Level I
≥$40 Million but ≤$60 Million	Level II
>$60 Million	Level III

Applicable Margins
	Level I	Level II	Level III
Applicable Revolver Index Margin	2.75%	2.50%	2.25%
Applicable Revolver LIBOR Margin	4.25%	4.00%	3.75%
Applicable L/C Fee Margin	4.25%	4.00%	3.75%
Applicable Unused Line Fee Margin	0.75%	0.75%	0.75%

(f)           Section 5.11 is amended and restated as “Intentionally Omitted.”

(g)           Section 6.1 shall be amended by amending and restating clause (i) thereof as follows: “(i) Agent shall receive at least fifteen (15) Business Days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition, and with respect to any proposed Permitted Acquisition involving a purchase price consideration (inclusive of any assumption of liabilities) in excess of $20,000,000, Requisite Lenders shall have consented to such Proposed Acquisition;”.

(h)           Section 6.3(a) is amended by (A) deleting “and” at the end of clause (viii) of the first sentence thereof and substituting “,” therefor, and (B) by adding at the end of clause (ix) of the first sentence thereof immediately prior to “.” the following “(x) Indebtedness under the 2011 Unsecured Debt Documents, and (xi) to the extent that the purchase of Auto Supplier Accounts by any special purpose vehicle pursuant to an Auto Supplier Program is judicially re-characterized as a grant of collateral by any Borrower to secure financing, Indebtedness in respect of the applicable Auto Supplier Program”.

(i)           Section 6.7 shall be amended as follows:

(i)           By deleting the “and” at the end of clause (c); and

(ii)           By adding immediately preceding the “.” at the end of clause (d) the following:

“; and (e) Liens in respect of any Auto Supplier Accounts of any Borrower owed by an Account Debtor participating in any Auto Supplier Program securing Indebtedness permitted under Section 6.3(a)(xi)”.

(j)           Section 6.8 is amended by (A) deleting “and” at the end of clause (i) of the first sentence thereof and substituting “;” therefor, and (B) by adding at the end of clause (j) of the first sentence thereof immediately prior to “.” the phrase “and (k) the sale of Auto Supplier Accounts in an aggregate amount not to exceed $5,000,000 at any one time outstanding.”

(k)           Section 6.10 is amended and restated as follows:

“6.10 Financial Covenants.  Any time the aggregate average daily Borrowing Availability as to all Borrowers in the aggregate for any continuous thirty (30) day period is less than $30,000,000 or the aggregate daily Borrowing Availability for all Borrowers is $20,000,000 or less (it being understood and agreed that for purposes of this sentence, average daily Borrowing Availability shall be determined with the “Borrowing Availability Reserve” deemed to be $0), Borrowers shall not breach or fail to comply with any of the Financial Covenants.  In the event the foregoing Borrowing Availability threshold is violated, Borrowers shall be required to comply with the Financial Covenants until Borrowers have maintained an average Borrowing Availability of $30,000,000 or greater for a continuous ninety (90) day period, as determined by Agent in its reasonable discretion.”

(l)           Section 6.12 is amended by adding immediately following “any of its assets” the phrase “other than sale leasebacks of the Excluded Real Property”.

(m)           Section 6.18 is amended and restated as follows:

“6.18. Leases.  No Credit Party shall enter into any operating lease for (A) Equipment if the aggregate amount of all such operating lease payments payable in any Fiscal Year for all Credit Parties on a consolidated basis would exceed One Hundred Twenty percent (120%) of the aggregate amount of all such payments in the prior Fiscal Year or for (B) Real Estate if the aggregate amount of all such operating lease payments payable in any Fiscal Year for all Credit Parties on a consolidated basis would exceed One Hundred Twenty percent (120%) of the aggregate of all such payments in the prior Fiscal Year plus the value of the annualized lease payments with respect to any Excluded Property in which a sale leaseback transaction was consummated for such property in the prior Fiscal Year.”

(n)           Article VI is hereby amended by adding at the end thereof the following new Section 6.21:

“6.21. No Amendment to Auto Supplier Program Documents.  No Credit Party shall, without the prior written consent of Agent, amend or otherwise modify (or agree to an amendment or other modification to) any term of any documents executed in connection with any Auto Supplier Program.”

(o)           Annex B to the Agreement is amended by amending and restating the second sentence of item (a) as follows:

“The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the lesser of (i) Fifteen Million Dollars ($15,000,000) (the “L/C Sublimit”), (ii) the Maximum Amount less the aggregate outstanding principal balance of the Revolving Credit Advances, and (iii) the Aggregate Borrowing Base (adjusted as if no Letters of Credit are outstanding) less the aggregate outstanding principal balance of the Revolving Credit Advances.”

(p)           Annex F to the Agreement is amended by amending and restating item (f) as follows:

“(f)           Each Borrower, at its own expense, shall deliver to Agent (i) an appraisal of its inventory not less than once during each year and (ii) such other appraisals of its assets as Agent may request, no more frequently than once a year and, in the case of clause (i) and (ii) above, at any time after the occurrence and during the continuance of a Default or an Event of Default, which appraisals shall be, in each case, conducted by an appraiser, and in form and substance reasonably satisfactory to Agent; and”

(q)           Annex G to the Agreement is amended by amending and restating the first paragraph of item 1 as follows:

1.           Any time the aggregate average daily Borrowing Availability as to all Borrowers in the aggregate for any continuous thirty (30) day period is less than $30,000,000 or the aggregate daily Borrowing Availability for all Borrowers is $20,000,000 or less (it being understood and agreed that for purposes of this calculation, Borrowing Availability shall be determined with the “Borrowing Availability Reserve” deemed to be $0), Borrowers shall not breach or fail to comply with any of the following financial covenants, with the Minimum Fixed Charge Coverage Ratio to be measured, except as otherwise provided in paragraph (a) below, commencing with the Fiscal Quarter immediately preceding the Fiscal Quarter in which the foregoing Borrowing Availability threshold is violated and with each such financial covenant being calculated in accordance with GAAP consistently applied:

(r)           Annex J to the Agreement is hereby deleted and replaced by the new Annex J attached hereto.

3.           Consent.  Notwithstanding anything to the contrary in the Loan Agreement, the Requisite Lenders consent to SMP (i) repaying the existing Subordinated Debt under the Indenture on the maturity date thereof with the proceeds of Advances and/or the proceeds of the 2011 Unsecured Notes so long as (x) the aggregate Borrowing Availability for all Borrowers (after giving effect to such repayment) is not less than $30,000,000 and (y) no Default or Event of Default shall have occurred or be continuing or would occur as a result of such repayment, (ii) refinancing, repurchasing or redeeming the New Subordinated Debt under the New Indenture or the 2011 Unsecured Notes, in each case prior to the maturity date thereof, with the proceeds of Advances so long as (x) the aggregate Borrowing Availability for all Borrowers (after giving effect to such refinancing, repurchasing or redemption) is not less than $40,000,000 and (y) no Default or Event of Default shall have occurred or be continuing or would occur as a result of such refinance, repurchase or redemption, and (iii) repaying the New Subordinated Debt under the New Indenture or the 2011 Unsecured Notes, in each case on the maturity date thereof, with the proceeds of Advances so long as (x) the aggregate Borrowing Availability for all Borrowers (after giving effect to such repayment) is not less than $30,000,000 and (b) no Default or Event of Default shall have occurred or be continuing or would occur as a result of such repayment.

4.           Repayment of Subordinated Debt .  In the event that SMP shall repay in full the existing Subordinated Debt under the Indenture on the maturity date thereof in accordance with the provisions of the Agreement, then effective upon such date of repayment, Section 6.14(e)(iii)(w) shall be of no further force and effect.

5.           Conditions of Effectiveness. This Amendment No. 6 shall become effective upon satisfaction of the following conditions precedent: Agent shall have received (i) four (4) copies of this Amendment No. 6 executed by Borrowers and Lenders, (ii) four (4) copies of Amendment No. 4 to Credit Agreement dated as of the date hereof by and among the Credit Parties, GE Canada Finance Holding Company, as lender and as agent for lenders, the other lenders party thereto, and GE Capital Markets, Inc., as lead arranger and bookrunner, which amendment shall have been executed by the parties thereto, (iii) payment of an amendment consent fee for each Lender which executes this Amendment No. 6 in an amount equal to  0.50% of such Lender’s Commitment (after giving effect to this Amendment No. 6), (iv) payment of all fees and expenses due and payable to Agent’s own account in connection with this Amendment No. 6 and the Loan Agreement, and (v) such other certificates, instruments, documents, agreements and opinions of counsel as may be required by Agent or its counsel, each of which shall be in form and substance satisfactory to Agent and its counsel.

6.           Representations and Warranties.  Each Borrower hereby represents and warrants as follows:

(a)           This Amendment No. 6 and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrowers and are enforceable against Borrowers in accordance with their respective terms.

(b)           Upon the effectiveness of this Amendment No. 6, each Borrower hereby reaffirms all covenants, representations and warranties made in the Loan Agreement to the extent the same are not amended hereby and agree that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment No. 6.

(c)           No Event of Default or Default has occurred and is continuing or would exist after giving effect to this Amendment No. 6.

(d)           No Borrower has any defense, counterclaim or offset with respect to the Loan Agreement.

7.           Effect on the Loan Agreement.

(a)           Upon the effectiveness of Section 2 hereof, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

(b)           Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

(c)           The execution, delivery and effectiveness of this Amendment No. 6 shall not operate as a waiver of any right, power or remedy of Agent or Lenders, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

8.           Governing Law. This Amendment No. 6 shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

9.           Headings. Section headings in this Amendment No. 6 are included herein for convenience of reference only and shall not constitute a part of this Amendment No. 6 for any other purpose.

10.           Counterparts; Facsimile. This Amendment No. 6 may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission or electronic mail shall be deemed to be an original signature hereto.

IN WITNESS WHEREOF, this Amendment No. 6 has been duly executed as of the day and year first written above.

STANDARD MOTOR PRODUCTS, INC.

By:________________________________
Name:
Title:

MARDEVCO CREDIT CORP.

By:_________________________________
Name:
Title:

STANRIC, INC.

By:_________________________________
Name:
Title:

SMP MOTOR PRODUCTS LTD.

By:____________________________
Name:
Title:

[Additional Signature Page to Follow]

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and Lender

By:____________________________
Name:
Title:

BANK OF AMERICA, N.A.,
as Co-Syndication Agent and Lender

By:____________________________
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Syndication Agent and Lender

By:____________________________
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Documentation Agent and Lender

By:____________________________
Name:
Title:

[Additional Signature Page to Follow]

HSBC BANK USA, NATIONAL ASSOCIATION, as Lender

By:____________________________
Name:
Title:

WELLS FARGO FOOTHILL, LLC, as Lender

By:____________________________
Name:
Title:

GE BUSINESS FINANCIAL SERVICES, INC., as Lender

By:____________________________
Name:
Title: